                                 EXHIBIT 10(c)

April 21, 1995


Frank L. Douglas, Ph.D., M.D.
Marion Merrell Dow Inc.
9300 Ward Parkway
Kansas City, MO 64114

Dear Frank:

MMD, Dow, and Hoechst are in discussions regarding the potential merger of MMD with the Hoechst Roussel pharmaceutical business. At this state of discussion, the potential organization's new management structure has not yet been defined. However, we recognize that you have critical skills and long-term potential with the company.

With that in mind, we are asking you to remain with the company, providing continuity and transitional leadership for a period of at least one year following the closing date. As an incentive for you to accept this arrangement, we will provide a "retention bonus" equivalent to twelve months' salary to be paid in a lump sum following the anniversary of the closing date.

During this time, we expect to offer you a comparable position. (The term "comparable position" means one that has the same base salary and bonus potential that you currently have and in the same location.) If, however, at the end of the transition period we have not found such a position, we will provide, subject to terms of the Associate Separation Plan, a severance benefit equal to one month's base pay per year of service, including the transition time, with a minimum of eighteen months and a maximum of thirty months. This is the same severance benefit as that provided in 1994 during the Reduction in Force, and is in addition to the retention bonus identified above.

If you have any questions regarding this, please let me know.


Sincerely,

/s/ Fred W. Lyons, Jr.

Fred W. Lyons, Jr.